Exhibit 99.1

2200 Rand Building ● Buffalo, New York 14203

FOR IMMEDIATE RELEASE

Rand Capital Confirms 1-For-9 Reverse Stock Split
Effective at 5:00 p.m. ET Today

BUFFALO, NY, May 21, 2020 – Rand Capital Corporation (Nasdaq: RAND) (“Rand” or “Rand Capital” or the “Company”), a business development company, today confirmed that it is proceeding with its previously announced 1-for-9 reverse stock split of the Company’s common stock. The reverse split will be effective today at 5:00 p.m. Eastern Time (the “Effective Time”), and the Company’s common stock will begin trading on a split-adjusted basis on the Nasdaq Stock Market as of the market open on May 22, 2020.

The reverse stock split affects all issued and outstanding shares of the Company’s common stock including shares held in treasury. The reverse stock split will reduce the number of issued and outstanding shares of the Company’s common stock from 23,845,470 shares and 23,304,424 shares, respectively, to approximately 2,649,496 shares and 2,589,380 shares, respectively, subject to payment of cash in lieu of fractional shares. The reverse stock split affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s outstanding common stock, except for adjustments that may result from the treatment of fractional shares.

No fractional shares will be issued as a result of the reverse stock split. The Company will pay cash in lieu of any fractional shares, which amount will be determined based on the closing price of a share of Rand’s common stock on the Nasdaq Stock Market on May 20, 2020 (as adjusted to give effect to the reverse stock split). Shareholders holding share certificates will receive information from Continental Stock Transfer & Trust regarding the process for exchanging their shares of common stock.

ABOUT RAND CAPITAL

Rand Capital (Nasdaq: RAND) is an externally managed Business Development Company (BDC) with a wholly owned subsidiary licensed by the U.S. Small Business Administration (SBA) as a Small Business Investment Company (SBIC). The Company’s investment objective is to maximize total return to its shareholders with current income and capital appreciation by focusing its debt and related equity investments in privately held, lower middle market companies with committed and experienced managements in a broad variety of industries. Rand invests in early to later stage businesses that have sustainable, differentiated and market-proven products, revenue of more than $2 million and a path to free cash flow or up to $5 million in EBITDA. The Company’s investment activities are managed by its external investment adviser, Rand Capital Management LLC.

Additional information can be found at the Company’s website where it regularly posts information: https://www.randcapital.com/.

Contacts:

Company:	Investors:

Allen F. (“Pete”) Grum	Deborah K. Pawlowski
President and CEO	Kei Advisors LLC
Phone: 716.853.0802	Phone: 716.843.3908
Email: pgrum@randcapital.com	Email: dpawlowski@keiadvisors.com

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